News Announcement

IntegraMed Promotes Tim Sheehan to SVP and CFO

PURCHASE, NY, September 28, 2011 -- IntegraMed America, Inc. (NASDAQ: INMD), the leader in developing, marketing and managing specialty healthcare facilities in the fertility and vein care markets, announced today that its Board of Directors has promoted Vice President, Finance, Timothy Sheehan, 34, to the position of Senior Vice President and Chief Financial Officer. Mr. Sheehan had been named Interim CFO of IntegraMed effective January 1, 2011.

Jay Higham, IntegraMed’s CEO, commented, “Over the past nine months, Tim has demonstrated the talent, experience, leadership and vision that we sought for the role of CFO. In less than two years at the Company, he has immersed himself in our business and has emerged as a highly valued member of our management team. He has a strong finance and operational background and solid health care experience. Tim also brings significant public company experience to IntegraMed and has played an active role in our investor relations program this year. We are very pleased to be able to promote from within in filling the CFO position as Tim hits the ground running on all fronts in the business.”

Tim Sheehan joined IntegraMed as Vice President, Finance in January 2010. In this role he managed the Corporate Accounting and Finance functions, including; SEC reporting, budgeting, forecasting, internal reporting, accounts payable and treasury management. Tim previously served as CFO and Director of Scale Finance LLC, a North Carolina based provider of outsourced CFO and capital raising services to emerging growth companies. Tim’s prior role was as Vice President, Corporate Development at MINRAD International, an AMEX-traded manufacturer of medical devices and specialty pharmaceuticals where he managed the corporate development, product registration and customer service groups, in addition to his responsibility for investor relations, SEC reporting and capital raising.

Tim started his career with KPMG LLP where he oversaw fieldwork related to annual audits, initial public offerings and a variety of other engagement areas. Tim then joined KeyBank Capital Markets in Cleveland, OH, where he was an associate in their healthcare and corporate investment banking group.

Tim is a Certified Public Accountant and earned Bachelor of Science degrees in Finance and Accounting at Virginia Tech and an MBA with distinction from Wake Forest University School of Business.

About IntegraMed America, Inc.
IntegraMed is a leader in developing, marketing and managing specialty outpatient healthcare facilities, with a current focus on the fertility and vein care markets. IntegraMed supports its provider networks with clinical and business information systems, marketing and sales, facilities and operations management, finance and accounting, human resources, legal, risk management, quality assurance, and fertility treatment financing programs.

Attain Fertility Centers, an IntegraMed Specialty, is the nation’s largest fertility center network, with 14 company-managed partner centers and 25 affiliate centers, comprising over 130 locations across 34 states and the District of Columbia. Nearly one of every four IVF procedures in the U.S. is performed in an Attain Fertility Centers network practice.

Vein Clinics of America, an IntegraMed Specialty, is the leading provider of specialty vein care services in the U.S. The IntegraMed Vein Clinic network operates 44 centers across 14 states, principally in the Midwest and Southeast.

For more information about IntegraMed please visit: www.integramed.com for investor background, www.attainfertility.com for fertility, or www.veinclinics.com for vein care.

Media/Investor Contacts:
Norberto Aja, David Collins
Jaffoni & Collins
inmd@jcir.com
(212) 835-8500